Rider A

BlackRock CoRI Funds (the “Registrant”)
BlackRock CoRI 2015 Fund
BlackRock CoRI 2017 Fund
BlackRock CoRI 2019 Fund
BlackRock CoRI 2021 Fund
BlackRock CoRI 2023 Fund
(the “Funds”)

77I:

Terms of new or amended securities

Effective September 11, 2013, the establishment and designation of share classes of each of the Funds are as follows:

a.           Investor A Shares

b.           Institutional Shares

The terms of Investor A and Institutional Shares for the Funds are described in the filing made by the Registrant pursuant to Rule 497, filed with the Securities and Exchange Commission on January 31, 2014 (Accession No. 0000891092-14-000648), and in the Registrant’s Plan Pursuant to Rule 18f-3 For Operation of a Multi-Class Distribution System, filed herewith as Exhibit 77Q1(d).

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